Goodwin Procter LLP Counsellors at Law 901 New York Avenue, NW Washington, DC 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

May 30, 2013

Columbia Funds Series Trust

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Re:	Columbia Funds Series Trust

Post-Effective Amendment No. 117 to Registration Statement on Form N-1A,

File Nos. 333-89661; 811-09645 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Columbia Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of an indefinite number of Class A, Class B, Class C, Class K, Class R, Class R4, Class R5, Class T, Class Y and Class Z shares of stock of the Trust (the “Shares”), representing, as applicable, interests in Columbia Capital Allocation Moderate Aggressive Portfolio (formerly, Columbia LifeGoal® Balanced Growth Portfolio), Columbia Capital Allocation Moderate Conservative Portfolio (formerly, Columbia LifeGoal® Income and Growth Portfolio), Columbia LifeGoal® Growth Portfolio and Columbia Masters International Equity Portfolio (each, a “Fund” and collectively, the “Funds”), each a series of the Trust, as more fully described in the prospectuses and statement of additional information contained in Post-Effective Amendment No. 117 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of State of the State of Delaware and a certificate and other inquiries of officers of the Trust. We also have assumed that: (i) the Shares of each Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Trust’s current prospectuses and statement of additional information included in the Registration Statement, as amended or supplemented from time to time, and (ii) ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Law.

Based upon the foregoing, we are of the opinion that the Shares of each Fund, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

cc:	Ryan C. Larrenaga, Esq.

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